Exhibit 10.10

January 11, 2005

VIA OVERNIGHT COURIER

Mr. Kevin F. Mahoney
33 Pond Avenue
Unit 713
Brookline, MA 02445

Dear Kevin:

I am pleased to offer you employment on the following terms and conditions:
1.

You will be employed as Chief Financial Officer and Vice President, Finance of A. T. CROSS Company ("CROSS" or the "Company"), on January 31, 2005. Your responsibilities will include finance and accounting, risk management, credit and information systems. You will report to David G. Whalen, President and Chief Executive Officer.

2.	Your starting base salary will be $215,000 annually, payable in weekly installments. You may be eligible to receive a merit increase based upon performance during the next increase review period.
3.

You will be a participant in the A. T. CROSS Incentive Compensation Plan - 2005 (the "Plan") and will be eligible to earn a bonus as a percentage of your base compensation upon the attainment of agreed upon company and/or individual goals. At your level of compensation, the Incentive Target is at 35% of base earnings actually paid in 2005. You will participate in any long term incentive programs commensurate with others at your level.

4.	You are eligible to participate in the Company's stock option plan.
5.

As soon as is practicable after your start date, and subject to its approval, the Compensation Committee of the Company's Board of Directors will grant you 60,000 options for shares of Class A Common Stock pursuant to the Company's Omnibus Incentive Plan, which will vest in equal increments over a three-year time period.

6.

In addition to your salary, you will enjoy a variety of benefits. These benefits may change periodically, and the Company makes every effort to notify employees of changes in a timely manner. Among the benefits as of this date are:

a)

Medical insurance coverage from Blue Cross Blue Shield of Rhode Island. Current offerings and costs are attached. If you choose to enroll, premiums will be deduced from your pay on a pretax basis. The coverage will be effective the first of the month following your date of employment. Medical Plan Open Enrollment is effective March 1 of each year and may result in changes to cost and plan options.

b)

Coverage under the Company's Delta Dental Plan will be effective the first of the month following your date of employment. CROSS currently provides this coverage at a cost to employees of approximately $1.27 per week for individual coverage and $2.87 per week for family coverage. Dental Plan Open Enrollment is effective March 1 of each year and may result in changes to cost and plan options.

c)

Life insurance, in accordance with the Company program for similarly situated executives. Currently this is in the amount of $750,000 with additional coverage in the amount of $450,000 in the event of accidental death or dismemberment effective the first of the month following your date of employment.

d)

Long-term disability, in accordance with the Company program, effective the first of the month following your date of employment. Coverage is 60 percent of base salary not to exceed a monthly benefit of $10,000, less any offsetting income benefits as stated in the Company program.

	e)	Travel/accident insurance (24 hours, business and pleasure) in the amount of $200,000 effective with your date of employment.
f)

You will become a participant in the A.T. CROSS Company Defined Contribution Retirement Plan the first of the quarter following or coinciding with your date of hire and become a participant in the A.T. CROSS Pension Plan, effective the first of the year following your date of hire.

g)

Vacations are earned from January 1st to December 31st. For the calendar year 2005 you will be entitled to 5 weeks vacation. You will not accrue any rights to the following year's vacation if your employment with the Company terminates prior to December 31st of any year.

7.	You will be eligible for relocation benefits per the Company's policy. A copy of that policy is enclosed.
8.	You will sign an Employee Invention, Patent Assignment and Nondisclosure Agreement and a Policy Statement under the Foreign Corrupt Practices Act before you commence employment.

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9.

Performance Warranty: You represent that, to your knowledge, you are not a party to any contract, agreement or understanding which prevents, prohibits or limits you in any way from entering into and fully performing any duties and responsibilities that may be assigned to you.

10.	You understand and agree that this offer of employment and all conditions relating thereto are contingent upon your satisfying the Company's reference, education and background check requirements.
11.	We look forward to a long and profitable relationship between you and CROSS. Both you and CROSS, however, retain the right to terminate the employment relationship with or without cause at any time.

In the unlikely event of your involuntary separation, initiated by the Company for reasons other than cause, the Company will pay you as severance an amount equal to the greater of your base pay for 9 months or the amount dictated by the severance policy then in effect for executives at your level. In addition, during that 9 month period, assuming that you participated in the Company's health insurance program while employed, the Company will continue to pay its share of your health care coverage at whatever level the Company is then paying.

Further, in the event of your involuntary separation for reasons other than cause (an "Involuntary Termination"), or in the event of a change in control of the Company (a "CIC", as hereinafter defined), the following shall occur: if the CIC or Involuntary Termination occurs during the calendar year 2005, one third of the options granted pursuant to this offer letter shall immediately vest. If the CIC or Involuntary Termination occurs in calendar year 2006, two thirds of the options shall immediately vest; and if the CIC or the Involuntary Termination occurs in the calendar year 2007, all of the options shall immediately vest

A "change in control" in ownership shall be defined as a sale of 50% or more of Class B common stock to an unrelated party or parties.

For the purposes of this letter, cause shall be defined as the determination that you have 1) acted dishonestly or have engaged in repeated instances of willful misconduct in the performance of your duties or 2) willfully violated any statutory law, rule, or regulation (other than traffic violations or similar offenses).

This severance arrangement is contingent on your agreeing, for a period of twelve months following such termination from CROSS, not to directly or indirectly own, control, manage, or be connected as a stockholder, partner, employee or consultant with any company, firm or other entity which is competitive with CROSS's business as it then operates or is planned to operate within twelve months following your termination date and with which you were actively involved. Notwithstanding the foregoing, nothing in this letter shall prevent you from holding stock as a passive investor in publicly held companies and nothing shall prevent you from continuing to hold stock that you hold as of the date hereof in companies, firms, etc that may fall within the foregoing prohibition.

Please sign the attached copy of this letter and return it to me indicating acceptance of employment on the above terms. On or before the date you start work, please provide me with the documentation specified under Section 2 of the enclosed Employment Eligibility Verification (Form I-9).

We look forward to you joining CROSS.

Very truly yours,

TINA C. BENIK
Tina C. Benik
Vice President, Legal and
Human Resources

TCB:dlh

Attachments
Accepted by:.	KEVIN F. MAHONEY .	January 14, 2005 .
	Kevin F. Mahoney	Date

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